Exhibit 10.10.1


                                 FIRST AMENDMENT
                                     TO THE
                                ALBERTSON'S, INC.
                         2000 DEFERRED COMPENSATION PLAN


     This Amendment is made by Albertson's, Inc., a Delaware corporation (the "Corporation").

                                    RECITALS

     Whereas, the Corporation established the Albertson's Inc. 2000 Deferred Compensation Plan effective January 1, 2000 (the "Plan");

     Whereas, the Corporation, pursuant to Section 9.1 of the Plan, retained the right to amend the Plan and Section 9.1 provides that the Plan may be amended by the Grantor Trust Committee ("Committee") appointed by the Board of Directors of Albertson's, Inc. ("Board"), and the Board has granted the authority to amend the Plan to the Committee so long as such amendments do not materially alter benefits; and

     Whereas, the Committee has determined that it is advisable to amend the Plan in the manner hereinafter set forth.

                                    AMENDMENT

     Now therefore be it resolved that the Plan is amended, as of May 1, 2001, in the following respects:

1.   Section 1.5 of the Plan is amended for clarification to read as follows:

     "Bonus" means, with respect to each Participant, a cash bonus (i.e., excluding options and other noncash awards and taxable fringe benefits) paid by the Company with respect to the Fiscal Year or Fiscal Quarter or any part thereof beginning in the respective Plan Year.

2.   Section 1.30 of the Plan shall be amended to read as follows:

     "Total Disability" means the complete inability of the Eligible Employee to perform any and every duty of his or her regular occupation, as determined by the Committee in its sole and absolute discretion.

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3.   Section 3.1 shall be renumbered as Section  3.1(a) and a new Section 3.1(b)
     shall be added to read as follows:

     (b) Notwithstanding the foregoing, the Committee shall permit an Eligible Employee who is hired during the Plan Year in a position of Group Vice President or higher to elect to defer with respect to compensation not yet earned for the remainder of the Plan Year in which the Eligible Employee was hired by filing a completed and executed Deferral Agreement with the Committee within 60 days of becoming an Eligible Employee.

4.   Section 3.2 shall be amended to read as follows:

     For each Fiscal Year, the Compensation Committee shall determine if an Eligible Employee who is also a "covered employee" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") would receive total remuneration, including bonus, for that Fiscal Year in excess of the maximum amount allowed as a deduction by the Company from income taxes pursuant to the provisions of Section 162(m) and shall (notwithstanding the limitation on deferrals set forth in Section 4.2(a)), except as otherwise provided in a written employment agreement, defer to the Account of such Eligible Employee that portion of the bonus which would otherwise be paid to the Eligible Employee which, in the judgment of the Compensation Committee, would not be deductible by the Company pursuant to the provisions of Section 162(m). The Compensation Committee shall designate one of its members to file with the Committee a Deferral Agreement for the portion of bonus to be deferred.

5.   Section 6.4(a) shall be amended to read as follows:

     (i) Except as otherwise provided in this Section 6.4, the entire amount credited to a Participant's Account shall be paid in one or more of the following forms: (A) a single lump sum, (B) a 5-year payout in 60 approximately equal monthly installments or 5 (five) equal annual installments, but not both, (C) a 10-year payout in 120 approximately equal monthly installments or 10 (ten) equal annual installments, but not both, or (D) a 15-year payout in 180 approximately equal monthly installments or 15 equal annual installments, but not both, or a combination of the foregoing to the extent administratively practicable, as the Participant shall elect in any Deferral Agreement; provided, however, that in the absence of such election in any Deferral Agreement, the respective amounts credited to the Participant's Account shall be payable in 120 approximately equal monthly installments. If installment payments are elected, the Account shall be amortized with an assumed Rate of Return of six percent (6%) unless the Participant selects, and the Committee approves, an alternative assumed Rate of Return. As of each January 1, the amount to be distributed in installment payments for that year shall be determined by amortizing the Participant's Account balance as of the preceding December 31 over the remainder of the installment period, using the assumed Rate of Return which was fixed under the preceding sentence at the time installment payments were elected. The Participant shall not be entitled to select a different form of distribution with respect to the amounts credited to the Participant's Account in each Plan Year. Instead, the distribution form(s)



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     selected  by the  Participant  shall  apply to the  entire  balance  of the
     Participant's Account.

     (ii) The Participant may modify the form of distribution or time of commencement provided that such modification is made on a validly executed and timely filed Deferral Agreement at least 12 months prior to the date on which the modification is to be effective. Notwithstanding the foregoing, distribution of the Participant's entire Account balance must be completed no later than the fifteenth year following the year in which distributions commence.

6.   Section 7.1 shall be amended to read as follows:

     The Participant may, at any time, designate a Beneficiary or Beneficiaries to receive the benefits payable in the event of his or her death and may designate a successor Beneficiary or Beneficiaries to receive any benefits payable in the event of the death of any other Beneficiary. Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If no Beneficiary shall be designated by the Participant, or if the designated Beneficiary or Beneficiaries shall not survive the Participant, payment of the Participant's Account shall be made to the Participant's estate in a single lump sum payment. Notwithstanding any provision of this Plan to the contrary, any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Committee.

     IN WITNESS WHEREOF, Albertson's, Inc. has caused this instrument to be executed by its officer, duly authorized by its Board of Directors, this 25th day of May, 2001.

                                   ALBERTSON'S, INC.

                                       By:  /s/ Thomas R. Saldin
                                            ----------------------------------
                                            Thomas R. Saldin
                                            Executive Vice President
                                            Administration and General Counsel














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